Exhibit (d)(51)

EXECUTION VERSION

Blackstone Alternative Multi-Manager Fund

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT (this “Agreement”) effective as of October 5, 2015, between Blackstone Alternative Investment Advisors LLC, a Delaware limited liability company (the “Adviser”), and D. E. Shaw Investment Management, L.L.C., a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with Blackstone Alternative Investment Funds, a Massachusetts business trust (the “Trust”), on behalf of its series, Blackstone Alternative Multi-Manager Fund (the “Fund”), relating to the provision of portfolio management services to the Fund; and

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-investment advisers; and

WHEREAS, in selecting sub-investment advisers and entering into and amending sub-advisory agreements, the Adviser and the Trust may rely upon an exemptive order obtained from the Securities and Exchange Commission (“SEC”); and

WHEREAS, the Adviser and the Board of Trustees (the “Board”) of the Trust desire to retain the Sub-Adviser to render portfolio management services with respect to a portion of the Fund’s assets in the manner and on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the Adviser and the Sub-Adviser agree as follows:

1.	Appointment.

a.

Role of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as a sub-investment adviser for the Fund, subject to the oversight and direction of the Adviser and the Board, for the period and on the terms set forth in this Agreement. Without limiting the generality of the preceding sentence, the Sub-Adviser shall manage the investment and reinvestment of the Allocated Portion (as defined below) in accordance with such investment strategies and within such limitations as the Adviser and the Sub-Adviser shall agree from time to time in writing (the “Strategy”). The parties acknowledge and agree that the various investment advisory and other services as set forth in this Agreement to be performed by the Sub-Adviser will apply solely to the portion of the Fund’s assets that Adviser or the Board shall from time to time designate in a manner that the Adviser and the Sub-Adviser shall agree in writing (the “Allocated Portion”). Initially, the entire Allocated Portion will be held in a wholly-owned subsidiary of the Fund, which shall initially be Blackstone

Alternative Multi-Manager Sub Fund II Ltd. (the “Subsidiary”), and references to the “Fund” in this Agreement shall be construed to include or refer to the Subsidiary, as the context requires. The Adviser agrees that, without the prior written consent of the Sub-Adviser, the Adviser will not cause any portion of the Allocated Portion to be held in any entity other than the Subsidiary. The Sub-Adviser hereby accepts such appointment and agrees during such period, subject to the oversight of the Board and the Adviser, to render the services and to assume the obligations herein set forth for the compensation stated herein. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser, the Trust or the Fund in any way.

b.	Limitations of Sub-Adviser’s Responsibility. The Sub-Adviser shall not be responsible for providing advice to the Fund other than with respect to the Allocated Portion.

c.	Sub-Advisory Arrangement Not Exclusive for Fund. It is acknowledged and agreed that the Adviser may appoint from time to time other sub-advisers in addition to the Sub-Adviser to manage the assets of the Fund that do not constitute the Allocated Portion and nothing in this Agreement shall be construed or interpreted to grant the Sub-Adviser an exclusive arrangement to act as the sole sub-adviser to the Fund.

2.	Sub-Adviser Duties.

The Sub-Adviser is hereby granted (subject to the limitations expressed) the following authority and undertakes to provide the following services and to assume the following obligations:

a.	Supervision; Adviser Retains Certain Authority. In furnishing the services hereunder, the Sub-Adviser will be subject to the supervision of the Adviser and the Board. Subject to reasonable advance written notice to the Sub-Adviser, the Adviser retains complete authority to immediately assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement.

b.

Continuous Investment Program. The Sub-Adviser shall formulate and implement a continuous investment program for the Allocated Portion in accordance with the Strategy, including determining what portion of such assets will be invested or held uninvested in cash or cash equivalents. Without limiting the generality of the foregoing, the Sub-Adviser is authorized to: (i) make investment decisions for the Fund in respect of the Allocated Portion, including decisions for the investment and reinvestment of the assets (including cash and cash-equivalent assets) comprising the Allocated Portion; (ii) place purchase and sale orders for portfolio transactions in respect of the Allocated Portion and manage otherwise uninvested cash or cash equivalent assets of the Allocated Portion; (iii) subject to Section 2(d) below, execute, on behalf of the Fund, account documentation, agreements, contracts and other documents as may be required by brokers, dealers, counterparties and other persons in connection with the Sub-Adviser’s management of the Allocated Portion (in such respect, and only for this limited purpose, the Sub-Adviser will, as necessary to effect such documentation, agreements, contracts and other documents, act as the Adviser’s and the Fund’s agent and attorney in fact); and (iv) undertake all activities incidental to or in furtherance of the foregoing. To carry out the activities set forth in this paragraph, and subject to the limitations set forth in this Agreement and as otherwise agreed by the Adviser and the Sub-Adviser from time to time in writing, the Sub-Adviser is delegated full discretion to act as an agent of the Fund with respect to purchases, sales or other similar transactions executed in respect of the Allocated Portion, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other similar transactions.

c.

Management in Accordance with Fund Governing Documents and Procedures. The Sub-Adviser will manage the Allocated Portion subject to and in accordance with (i) the Strategy; (ii) any investment policies and restrictions of the Fund that are applicable to the Allocated Portion and are set forth in the Fund’s Agreement and Declaration of Trust, as amended, By-Laws and the prospectus (the “Prospectus”) and statement of additional information (“SAI”) included in the Fund’s registration statement (as from time to time amended, supplemented and in effect, the “Registration Statement”) (collectively, the “Governing Documents”); and (iii) the terms of this Agreement and any written instructions which the Adviser or the Board may issue to the Sub-Adviser from time to time. Except as the Adviser and the Sub-Adviser may agree from time to time in writing, the Sub-Adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board with respect to the Fund as from time to time in effect and furnished in writing to the Sub-Adviser (the “Procedures”). The Adviser has provided to the Sub-Adviser current versions of the Fund’s Governing Documents and current Procedures and shall promptly provide to the Sub-Adviser any amendments or supplements thereto. The Adviser will endeavor to provide written notice to the Sub-Adviser reasonably in advance of any relevant changes to the Governing Documents or the Procedures, and the Sub-Adviser shall not be liable for acting in accordance with existing forms of Governing Documents or the Procedures prior to (1) being notified of any amendments thereto or (2) the effective date of any such amendments or supplements, whichever is later. The Adviser shall use commercially reasonable efforts to timely furnish the Sub-Adviser with such additional information as may be reasonably necessary for or reasonably requested by the Sub-Adviser to perform its responsibilities pursuant to this Agreement. The Sub-Adviser shall deploy the Strategy on behalf of the Allocated Portion in a manner consistent with applicable laws, including without limitation applicable provisions of (x) the 1940 Act and the rules and regulations thereunder and (y) the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder applicable to qualification as a “regulated investment company.” For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Sub-Adviser shall not be responsible for any aspects of the Trust’s or the Fund’s compliance with applicable law or regulation (including without limitation any investment limits, restrictions, or guidelines under the 1940 Act, or any requirements necessary to maintain the Fund’s status as a “regulated investment company” under the Code) other than through the performance of the Sub-Adviser’s obligations with respect to the Allocated Portion as agreed to in writing with the Adviser, but, upon reasonable request by the Adviser, the Sub-Adviser will provide such assistance to the Adviser as is reasonably required for the Adviser to comply with such legal requirements.

d.	Fund Counterparties. Sub-Adviser will utilize counterparties, including without limitation for prime brokerage, futures and options clearing, ISDA purposes and trade execution, under agreements set up by, and in the name of, the Adviser or the Fund. The Sub-Adviser will assist the Adviser in negotiating trading terms and other arrangements with counterparties. In effecting transactions for the Allocated Portion, the Sub-Adviser will utilize such counterparties (including swap execution facilities, if applicable) as are selected by the Sub-Adviser, and will utilize accounts set up for the Sub-Adviser with such counterparties. The Sub-Adviser will be responsible for managing any collateral and margin requirements associated with investments made for the Allocated Portion, including providing instructions to the Custodian (as defined herein), and will perform in-house reconciliation procedures on such accounts and provide reasonable information regarding such reconciliations to the Adviser upon the Adviser’s reasonable request. The Adviser agrees to use reasonable efforts to establish agreements requested by the Sub-Adviser (including agreements with particular counterparties) at the reasonable request of the Sub-Adviser.

e.	Reports. The Sub-Adviser shall render such reports to the Board and the Adviser as they may reasonably request concerning the investment activities of the Sub-Adviser with respect to the Allocated Portion. On each business day, the Sub-Adviser (or its designee) shall provide reports (to which the Adviser will have access) to the Fund’s administrator (the “Administrator”) regarding (i) the securities or other instruments held for the Allocated Portion as of the end of such business day; and (ii) the securities or other instruments purchased and sold for the Allocated Portion by the Sub-Adviser on such business day. The Sub-Adviser also shall provide such additional information to the Adviser or the Administrator regarding the Sub-Adviser’s implementation of the Strategy with respect to the Allocated Portion as the Adviser or Administrator may reasonably request, provided that in no case (whether with respect to such additional information, the reports described earlier in this paragraph, or otherwise) shall the Sub-Adviser be required to disclose to the Adviser or its affiliates any proprietary or trade secret Information (as defined below) regarding the systems, methods, tools, techniques or strategies used by the Sub-Adviser in implementing the Strategy unless required by applicable law, regulation or court order.

f.

Proxy Voting. It is currently anticipated that the Sub-Adviser shall not be responsible for proxy voting; however, at the request of the Adviser, the Sub-Adviser shall assume responsibility for voting proxies and making all other voting and consent determinations with respect to the issuers of securities and other instruments held in the Allocated Portion in accordance with the Sub-Adviser’s proxy voting policies and procedures (a copy of which has been provided to the Adviser). The Adviser shall provide the Sub-Adviser written notice reasonably in advance of any request that the Sub-Adviser vote proxies with respect to the Allocated Portion (it being understood that a single notice may state a continuing obligation), and shall cause materials relating to such proxies to be forwarded to the Sub-Adviser in a timely fashion by the Custodian, the Administrator or another party. It is acknowledged and agreed that the Sub-Adviser shall not be responsible for the filing of claims (or otherwise causing the Fund to participate) in class action settlements or similar proceedings in which shareholders may participate related to equity securities currently or previously associated with the Allocated Portion. To the extent that the Sub-Adviser votes proxies with respect to the Allocated Portion, (i) the Sub-Adviser shall provide disclosure regarding its proxy voting policies and procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement of the Trust, and (ii) the Sub-Adviser shall report to the Adviser in a timely manner a record of all proxies voted, in such form and format that permits the Fund to comply with the requirements of Form N-PX with respect to the Allocated Portion. For any annual period in which the Sub-Adviser has voted proxies with respect to the Allocated Portion, the Sub-Adviser shall certify as to its compliance with its proxy voting policies and procedures and applicable federal statutes and regulations.

g.	Sub-Adviser’s Management and Monitoring of the Allocated Portion. The Sub-Adviser shall be responsible for monitoring the investment activities and portfolio holdings associated with the Allocated Portion to ensure compliance with the Strategy, relevant Governing Documents and Procedures, and applicable law. The Adviser or the Trust on behalf of the Fund, as applicable, shall timely provide to the Sub-Adviser all information and documentation that the parties mutually agree are necessary or appropriate for the Sub-Adviser to fulfill its obligations under this Agreement. The Sub-Adviser shall act on any written instructions of the Adviser with respect to the Allocated Portion that are reasonably necessary to ensure the Fund’s compliance with the Governing Documents, Procedures and applicable law.

h.	Daily Transmission of Information to Administrator and Custodian. In connection with any purchase and sale of securities or other instruments for the Allocated Portion, the Sub-Adviser will arrange for the transmission to the Administrator on a daily basis such confirmation, trade tickets, and other documents and information, including, but not limited to, CUSIP, SEDOL, or other numbers that identify the securities or other instruments to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the Administrator to perform its administrative and recordkeeping responsibilities with respect to the Fund. With respect to securities or other instruments to be settled through the custodian for the Fund (the “Custodian”), the Sub-Adviser will arrange for the prompt transmission of the confirmation of such trades to the Custodian.

i.	Assistance with Valuation. The Sub-Adviser will provide reasonable assistance to the Custodian, Administrator or similar party designated by the Adviser in assessing the fair value of securities or other instruments held for the Allocated Portion for which market quotations are not readily available or for which the Adviser or the Board has otherwise determined to fair value such portfolio holdings. It is acknowledged and agreed that the Sub-Adviser shall not be responsible for such assessments and determinations.

j.	Provision of Information and Certifications. The Sub-Adviser shall timely provide to the Adviser and the Trust, on behalf of the Fund, all information and documentation they may reasonably request as necessary or appropriate in order for the Adviser and the Board to oversee the activities of the Sub-Adviser and in connection with the compliance by any of them with the requirements of the Governing Documents, the Procedures and any applicable law, provided that in no case shall the Sub-Adviser be required to disclose proprietary or trade secret Information to the Adviser or its affiliates regarding the systems, methods, tools, techniques or strategies used by the Sub-Adviser in implementing the Strategy unless required by applicable law, regulation or court order. The information and documentation requested by the Adviser and the Trust under this paragraph may include, without limitation, (i) information and commentary relating to the Sub-Adviser or the Allocated Portion for the Fund’s annual and semi-annual reports, in form and substance mutually agreed by the Adviser and the Sub-Adviser, together with certifications, in form and substance mutually agreed by the Adviser and the Sub-Adviser, related to the Sub-Adviser’s management of the Fund to support the Fund’s filings on Form N-CSR, Form N-Q and other applicable forms, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) within 15 business days of a quarter-end, a quarterly certification with respect to compliance and operational matters related to the Sub-Adviser and the Sub-Adviser’s management of the Allocated Portion, in form and substance mutually agreed by the Adviser and the Sub-Adviser; and (iii) an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the design and operation of the Sub-Adviser’s compliance program, in form and substance mutually agreed by the Adviser and the Sub-Adviser.

k.

Code of Ethics. The Sub-Adviser will maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Adviser and the Fund, and will institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. The Sub-Adviser also will certify quarterly to the Trust on behalf of the Fund and the Adviser that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Sub-Adviser has done to seek to ensure such compliance in the future. Further, the Sub-Adviser will provide reasonable assistance to the Trust and the Adviser in connection with the Trust’s compliance with the requirements of Rule 17j-1 and Rule 38a-1. The Sub-Adviser shall notify the Adviser promptly of any material violation of the Code of Ethics directly affecting the Fund (as reasonably determined by the Sub-Adviser). Subject to applicable law, the Sub-Adviser will provide such additional information regarding such violations of the Code of Ethics directly affecting the Fund as the Trust or its Chief Compliance Officer on behalf of the Fund or the Adviser may reasonably request in order to assess the functioning of the Code of Ethics or any harm caused to the Fund from a violation of the Code of Ethics. Further, the Sub-Adviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Sub-Adviser and its employees.

l.	Sub-Adviser Review of Materials. Upon the Adviser’s reasonable request, the Sub-Adviser shall review and comment upon selected portions, in each case relating to the Sub-Adviser, the Strategy, and/or the Allocated Portion, of the Registration Statement, other offering documents and ancillary sales and marketing materials prepared by the Adviser for the Fund, provided that Sub-Adviser shall have no responsibility for the content of any such portions (or any other portion of any such documents or materials) except as set forth in this paragraph and/or in Section 9 below. Further, the Sub-Adviser shall participate, at the reasonable request of the Adviser and as agreed to by the Sub-Adviser, in educational meetings with placement agents and other intermediaries about portfolio management and investment-related matters of the Strategy. The Sub-Adviser will promptly inform the Adviser if any information provided by the Sub-Adviser for inclusion in the Registration Statement becomes materially inaccurate or incomplete.

m.	Regulatory Communications and Notices. Each party shall promptly provide notice to the other party regarding any material inspections, notices or inquiries from any governmental, administrative or self-regulatory agency (including without limitation, any deficiency letter or similar communication) relating to (i) the Allocated Portion or (ii) matters that would have a material adverse effect on the notifying party’s ability to provide services to the Fund. To the extent that such inspections, notices, or inquiries relate to the Sub-Adviser’s management of the Allocated Portion, the notifying party shall promptly make notices of such events available to the other party unless, in the opinion of the notifying party’s counsel, the notifying party would be legally prohibited from doing so.

n.	Notice of Material Actions / Change in Control. Each party will promptly notify the other party in writing if it is served or otherwise receives written notice of any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, governmental, administrative or self-regulatory agency, or public board or body, involving the affairs of the Fund. The Sub-Adviser will promptly notify the Adviser in writing of any change in the controlling partners or in actual control or management of the Sub-Adviser or any change in the portfolio manager(s) primarily responsible for the day-to-day management of the Allocated Portion.

3.	Broker-Dealer Selection; Best Execution.

To the extent provided in the Prospectus or SAI of the Fund’s Registration Statement, and in accordance with applicable law and applicable policies and procedures of the Sub-Adviser, as approved by the Board (the “Sub-Adviser Procedures”), the Sub-Adviser shall, in the name of the Fund, place orders for the execution of portfolio transactions when applicable with or through such brokers, dealers or other financial institutions as selected in accordance with Section 2(d) hereof. The Sub-Adviser shall use commercially reasonable efforts to seek to obtain the best execution of all portfolio transactions executed on behalf of the Fund, but need not solicit competitive bids or seek the lowest available commission costs. The Sub-Adviser may, to the extent permissible by Section 28(e) of the Securities Exchange Act of 1934, and consistent with the applicable Sub-Adviser Procedures, consider the financial responsibility, research and investment information, and other services provided by broker-dealers who may effect or be a party to any such transaction or to other transactions to which other clients of the Sub-Adviser may be a party.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may aggregate the securities to be so purchased or sold with other orders for other clients of the Sub-Adviser in order to obtain best execution. In such event, allocation of the securities so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by the Sub-Adviser in accordance with applicable law and the Sub-Adviser’s then-current procedures for the aggregation of client orders described in Part 2A of the Sub-Adviser’s Form ADV. The Adviser acknowledges that, although the Sub-Adviser’s policies for the aggregation of orders are designed to benefit the Fund over time, the Sub-Adviser’s decision to aggregate (or not aggregate) orders on behalf of the Fund with other client orders in any particular transaction may disadvantage the Fund by causing it to incur higher transaction costs or obtain inferior execution prices than would otherwise be the case.

On an ongoing basis, but not less often than quarterly, the Sub-Adviser will provide a written report, in a form reasonably agreed between the Sub-Adviser and the Adviser, summarizing (i) the brokerage details with respect to transactions executed by the Sub-Adviser for the Allocated Portion and (ii) the “soft dollar” arrangements, with respect to transactions on behalf of the Fund, that the Sub-Adviser maintains with brokers or dealers that execute transactions for the Allocated Portion, and of all research and other services provided to the Sub-Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Fund transactions for the Allocated Portion to the broker or dealer.

4.	Books and Records; Periodic Reports.

a.	Maintenance Requirements. The Sub-Adviser (whether itself or by delegation to its designee) shall maintain such books and records with respect to the Allocated Portion as are required by law, including, without limitation, the 1940 Act (including, without limitation, the investment records and ledgers required by Rule 31a-1) and the Advisers Act, and the rules and regulations thereunder (the “Fund’s Books and Records”). The Sub-Adviser agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender promptly to the Trust or the Adviser the Fund’s Books and Records upon the request of the Board or the Adviser; provided, however, that the Sub-Adviser may retain copies of the Fund’s Books and Records at its own cost. The Sub-Adviser shall make the Fund’s Books and Records available for inspection and use, at all reasonable times, by (i) the Adviser (ii) the Fund’s Chief Compliance Officer, (iii) the SEC and other regulatory authorities having authority over the Fund, the Trust, or the Adviser, or (iv) any compliance consultant, legal counsel, or other person acting in a similar advisory capacity retained by the Adviser or the Board. Where applicable, the Fund’s Books and Records shall be maintained by the Sub-Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Trust or the Adviser upon request, provided that the Sub-Adviser may retain copies of the Fund’s Books and Records at its own cost.

b.	Periodic Reports. The Sub-Adviser shall (i) render to the Board such periodic and special reports as the Board or the Adviser may reasonably request, provided that in no case shall the Sub-Adviser be required to disclose to the Adviser or its affiliates any proprietary or trade secret Information regarding the systems, methods, tools, techniques or strategies used by the Sub-Adviser in implementing the Strategy unless required by applicable law, regulation or court order; and (ii) at the reasonable request of the Adviser or the Board, meet with appropriate personnel of the Adviser or the Board at reasonable times and upon reasonable advance notice for the purpose of reviewing the Sub-Adviser’s performance under this Agreement.

5.	Compensation of the Sub-Adviser.

The Adviser will pay the Sub-Adviser for its services with respect to the Fund the compensation specified in Appendix A to this Agreement.

6.	Allocation of Charges and Expenses.

The Sub-Adviser shall bear its expenses of providing services pursuant to this Agreement. It is understood that, pursuant to the Advisory Agreement, the Fund will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement, which expenses payable by the Fund shall include, without limitation, those set forth in Section 4 of the Advisory Agreement. For the avoidance of doubt, in connection with transactions entered into by the Sub-Adviser with respect to the Allocated Portion, the Fund (and not the Sub-Adviser) shall bear all brokerage commissions, ticket charges, clearing fees, interest charges, financing charges, and applicable withholding and other taxes associated with such transactions.

7.	Standard of Care; Breach.

The Sub-Adviser will act in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. Each party shall use its best efforts to cooperate with the other party in curing any material regulatory or compliance breaches or material breaches of this Agreement promptly upon becoming aware of such breach. Each party will notify the other party as soon as reasonably practicable upon detection of any breach of the 1940 Act, the Governing Documents, the Procedures, the Strategy or this Agreement that has a material effect on the Allocated Portion.

8.	Use of Names and Track Record.

a.	Adviser’s and Fund’s Use of Sub-Adviser Name. Subject to the terms of this paragraph, for so long as the Fund remains in existence, the Adviser and the Fund shall have a royalty-free, non-exclusive, and non-transferable license to use the name of the Sub-Adviser, including any short-form of such name, or any combination or derivation thereof (but not including any logo or other trademark associated with the Sub-Adviser or any of its affiliates) for the purpose of identifying the Sub-Adviser as a sub-adviser to the Fund. The Sub-Adviser acknowledges and agrees that the Adviser, the Fund and the Fund’s selling agents may use such names in marketing the Fund to current and prospective investors with the prior consent of the Sub-Adviser obtained as set forth below. Promptly upon termination of this Agreement, the Adviser and the Fund shall cease to use the name of the Sub-Adviser in any newly printed materials (except as may, in the sole discretion of the Adviser, be reasonably necessary to comply with applicable law) and shall, as soon as reasonably practicable, discontinue the use of previously printed materials that contain the name of the Sub-Adviser, and the Fund shall promptly amend, and, if necessary, file such amendment to, any applicable organizational document, changing its name so that the name of Sub-Adviser is not included in the name of the Fund. During the term of this Agreement, the Sub-Adviser shall have the right, upon reasonable request and at its own expense, to review all sales and other marketing materials utilizing name of the Sub-Adviser and any combination or derivation thereof and object to the use of its name, provided, however, that if the Sub-Adviser fails to comment in writing (including via e-mail) by the end of the fifth business day after delivery of such materials that require Sub-Adviser approval, the Sub-Adviser will be deemed to have granted consent on the end of the fifth business day following delivery of such materials to the Sub-Adviser for approval. Other than as expressly stated herein, the Adviser shall have no right to use the name “D. E. Shaw” or “D. E. Shaw Investment Management, L.L.C.” (or any combination or derivation thereof) without the written consent of the Sub-Adviser.

b.	Restrictions on Use of Adviser’s Name. The Sub-Adviser shall not use the name of the Trust, the Fund, the Adviser, “Blackstone Alternative Asset Management L.P.” or “Blackstone” (or any combination or derivation thereof) in any material relating to the Sub-Adviser in any manner not approved prior thereto in writing by the Adviser (other than inclusions of such entities in lists of the Sub-Adviser’s clients or as required by applicable law or regulation).

9.	Liability and Indemnification; Non-Waiver of Rights

a.	Notwithstanding anything to the contrary elsewhere in this Agreement, absent the willful misconduct, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Adviser, its affiliates, or any of its or their officers, directors, partners, members, agents, employees and controlling persons (each, including the Sub-Adviser, a “Sub-Adviser Covered Person”), no Sub-Adviser Covered Person shall be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any position; provided, however, that the Sub-Adviser shall be responsible for, and shall indemnify and hold the Fund and the Adviser and each of their respective Trustees, members, officers, employees and shareholders, and each person, if any, who controls the Trust or the Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), harmless against, any and all Losses (as defined below) arising out of or resulting from a “Trade Error” (as defined in the Compliance Manual of the Fund, as the same may be amended from time to time) caused by the negligent action or omission of the Sub-Adviser or its agent. It is acknowledged and agreed that any Trade Error that results in a gain to the Fund shall inure to the benefit of the Fund. For the avoidance of doubt, it is acknowledged and agreed that the indemnity granted in this Section 9(a) is intended to cover claims by the Trust (on behalf of the Fund) or the Adviser against the Sub-Adviser for recovery pursuant to this section.

b.	The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Fund’s liability set forth in its Agreement and Declaration of Trust, as amended. The Sub-Adviser agrees that any of the Fund’s obligations shall be limited to the assets of the Fund and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any other series of the Trust or any Trustees or officer, employee or agent of the Fund or other series of the Trust.

c.

The Sub-Adviser shall indemnify the Fund and the Adviser and each of their respective trustees, members, officers, employees and shareholders, and each person, if any, who controls the Trust or the Adviser within the meaning of Section 15 of the Securities Act (collectively, the “Adviser Covered Persons”), against, and hold them harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements, and amounts paid in settlement) (collectively, “Losses”) asserted by any third party (which, for the avoidance of doubt, shall not include the Trust, the Board or the Fund) in so far as such Losses (or Proceedings (as defined below) with respect thereto) arise out of or are based upon (i) any material misstatement or omission in the Fund’s Registration Statement, any proxy statement of the Fund, or communication to current or prospective investors in the Fund, in each case relating to disclosure provided to the Adviser or the Fund by the Sub-Adviser for inclusion in such documents or communication; or (ii) the bad faith, willful misconduct or gross negligence by the Sub-Adviser in the performance of its duties under this Agreement or reckless disregard of its obligations or duties hereunder. For the avoidance of doubt, it is acknowledged and agreed that the indemnity in this Section 9(c) shall not operate to limit in any way the indemnification granted by the Sub-Adviser to the Adviser and the Trust (on behalf of the Fund) in Section 9(a) above.

d.	The Adviser shall indemnify the Sub-Adviser Covered Persons against, and hold them harmless from, any and all Losses asserted by any third party in so far as such Losses (or Proceedings (as defined below) with respect thereto) arise out of or are based upon (i) any material misstatement or omission in the Fund’s Registration Statement, any proxy statement of the Fund, or communication to current or prospective investors in the Fund (other than a misstatement or omission relating to disclosure provided to the Adviser or the Fund by the Sub-Adviser for inclusion in such documents or communication); (ii) any action or inaction by the Sub-Adviser that the Sub-Adviser has made or refrained from making, as applicable, in good faith pursuant to and consistent with the Adviser’s written instructions to the Sub-Adviser; or (iii) the bad faith, willful misconduct or gross negligence by the Adviser in the performance of its duties under this Agreement or reckless disregard of its obligations or duties hereunder.

e.	Promptly after receipt of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each a “Proceeding”) by a party seeking to be indemnified under Section 9(c) or 9(d) (the “Indemnified Party”), the Indemnified Party will, if a claim in respect thereof is to be made against a party against whom indemnification is sought under Section 9(c) or 9(d) (the “Indemnifying Party”) notify the Indemnifying Party in writing of the commencement of such Proceeding. To the extent that the Indemnifying Party has actual knowledge of the commencement of such Proceeding, the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification liability which it may have to the Indemnified Party. No Indemnifying Party shall be liable under this section for any settlement of any Proceeding entered into without its consent (which consent shall not be unreasonably withheld) with respect to which indemnity may be sought hereunder.

f.	The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law.

g.	The Adviser and/or the Fund may have rights under U.S. federal or state laws and/or other applicable laws that may not be waived under such laws. Nothing in this Agreement is intended to override provisions of applicable law to the extent such provisions may not be waived or modified by agreement or disclosure.

10.	Insurance.

a.	The Sub-Adviser agrees that, during the term of this Agreement, it will have the benefit of an Errors and Omissions/Commercial General Liability insurance policy with respect to the Sub-Adviser and its affiliates in an amount that exceeds $25 million. The foregoing policies shall be issued by insurance companies that maintain an A.M. Best rating of A- or higher, or are otherwise acceptable to the Adviser in its reasonable discretion. No deductible specified in the above-referenced insurance policies shall be borne by the Fund or the Adviser.

b.	The Adviser agrees that it will maintain at its own expense an Errors and Omissions insurance policy with respect to the Adviser in a commercially reasonable amount based upon the amount of assets managed by the Adviser and Commercial General Liability insurance in a commercially reasonable amount. The foregoing policies shall be issued by insurance companies that maintain an A.M. Best rating of A- or higher. Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Adviser.

11.	Custodian.

The Fund’s assets shall be maintained in the custody of its Custodian, and any assets added to the Fund shall be delivered directly to the Fund’s Custodian. Subject to applicable law, the Sub-Adviser shall have the authority to instruct the Custodian (i) to pay cash for investments delivered to the Custodian, (ii) to deliver investments against payment for the Fund, (iii) to transfer assets and funds to such accounts at the Fund’s counterparties as the Sub-Adviser may designate, and (iv) to transfer assets and funds among accounts at the Custodian in connection with the collateral requirements of the Fund’s counterparties, in each case in a manner consistent with the rights and obligations of the Sub-Adviser as set forth in this Agreement. The Adviser shall notify the Sub-Adviser of any change to the identity of the Custodian or any applicable contact or account information relating to the Custodian. All payments, distributions, deliveries, and receipts with respect to the Allocated Portion shall be the responsibility of the Custodian and not of the Sub-Adviser.

12.	Representations of the Sub-Adviser.

The Sub-Adviser represents, warrants and further covenants as follows:

a.	Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing as a limited liability company under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.	Authority. The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its governing body (e.g., its board of directors/trustees/members), and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Sub-Adviser does not contravene or constitute a material default under (i) any provision of applicable law, rule or regulation applicable to the Sub-Adviser, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Sub-Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Sub-Adviser have full authority and power to execute this Agreement on behalf of the Sub-Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Sub-Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, and will provide notice promptly to the Adviser of any material violations relating to the Allocated Portion; (v) has materially met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency with respect to the services contemplated by this Agreement; and (vi) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.	No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, or employees or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or any of its affiliates received any notice of a material investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their respective activities; in each case that might reasonably be expected to result in a material adverse effect on the Fund, a material adverse change in the Sub-Adviser’s condition (financial or otherwise), or that might reasonably be expected to materially impair the Sub-Adviser’s ability to discharge its obligations under this Agreement;

f.	ADV. At least 48 hours prior to the effective date of this Agreement, it has provided the Adviser with a copy of Part 2 of its Form ADV and will, promptly after making any amendment to Part 2 of its Form ADV, furnish a copy of such amendment to the Adviser.

g.	Change in Portfolio Management Personnel. The Sub-Adviser shall promptly notify the Adviser (i) of any changes in its chief investment officer or in the portfolio manager(s) who are responsible for the Allocated Portion (ii) if there is a change in actual control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively, or (iii) if the Sub-Adviser definitively knows that there will be such a change in control or management.

h.	Section 13 Filings. For purposes of Section 13(f) of the Exchange Act, and Rule 13f-1 thereunder, the Sub-Adviser shall be deemed to exercise investment discretion over any “Section 13(f) securities” (as defined in Rule 13f-1(c) under the Exchange Act) held or previously held in the Allocated Portion, and shall include information regarding such securities in its reports filed on Form 13F. For purposes of Section 13(d) and 13(g) of the Exchange Act, the Sub-Adviser shall be deemed the “beneficial owner” of any equity security held or previously held in the Allocated Portion, and shall include information regarding such securities, as required, in its “beneficial ownership reports” filed on Schedules 13D or 13G. For the avoidance of doubt, nothing contained in this Section 12(j) shall be understood as a representation by the Sub-Adviser that it is the owner (or beneficial owner) of these securities for purposes other than those referenced herein.

i.	Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, the Sub-Adviser will provide prompt written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. The Sub-Adviser agrees that it will provide prompt notice to the Adviser in the event that: (i) the Sub-Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) any material change in the Sub-Adviser’s financial condition occurs that could reasonably be expected to adversely impact the Sub-Adviser’s ability to perform this Agreement.

13.	Representations of the Adviser.

The Adviser represents, warrants and further covenants as follows:

a.	Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing as a limited liability company under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.	Authority. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Adviser does not contravene or constitute a material default under (i) any provision of applicable law, rule or regulation applicable to the Adviser, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Adviser have full authority and power to execute this Agreement on behalf of the Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser, CFTC Registration. The Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the Advisory Agreement with the Trust remain in effect, (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Advisory Agreement with the Trust, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act, (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, and will provide notice promptly to the Sub-Adviser of any material violations relating to the Allocated Portion (v) has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, and (vi) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act. The Adviser is duly registered as a commodity pool operator and commodity trading advisor with the CFTC and is a member in good standing of the National Futures Association, and will maintain such registration and membership in good standing for so long as this Agreement remains in effect or will be exempt from such registration and membership.

e.	No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, or employees is a party or to which it or any of its or its affiliates assets are subject, nor has it or any of its affiliates received any notice of a material investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their respective activities; in each case that might reasonably be expected to result in a material adverse change in the Adviser’s condition (financial or otherwise), or that might reasonably be expected to materially impair the Adviser’s ability to discharge its obligations under this Agreement or the Advisory Agreement with the Trust.

f.	Authorized Signatories. The Adviser has furnished to the Sub-Adviser a true and complete list (including specimen signatures) of those representatives of the Adviser, the Trust, and/or the Fund who are currently authorized to issue or receive instructions under this Agreement on behalf of the Adviser, the Trust, and/or the Fund, and the Adviser shall promptly notify the Sub-Adviser in writing of any changes to such list. The Sub-Adviser may rely on the authority of any person identified in such list.

g.	Other Representations. Upon Sub-Adviser’s written request, the Adviser will represent to the Sub-Adviser whether the Fund (including the Subsidiary) qualifies as (a) a “qualified institutional buyer,” as such term is defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”); (b) a “qualified purchaser,” as such term is defined under the 1940 Act (c) an “accredited investor,” as such term is defined in Regulation D under the Securities Act; and (d) a “qualified eligible person” within the meaning of the U.S. Commodity Futures Trading Commission Rule 4.7; and, unless otherwise notified by the Adviser, the Sub-Adviser may rely on such representations in connection with transactions for the Allocated Portion, including for the purpose of making any required certification to a seller or issuer of securities in any such transaction.

h.	Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide prompt written notification to the Sub-Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. The Adviser agrees that it will provide prompt notice to the Sub-Adviser in the event that: (i) the Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material change in the Adviser’s financial condition occurs that could reasonably be expected to adversely impact the Adviser’s ability to perform this Agreement.

14.	Renewal, Termination and Amendment.

a.	Renewal. This Agreement shall continue in effect until August 31, 2017, and thereafter for successive periods of 12 months each, only so long as such continuance is specifically approved annually (i) by a vote of the Trustees of the Trust or by vote of a majority of outstanding voting securities of the Fund and (ii) by vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval.

b.	Termination. This Agreement may be terminated at any time without payment of any penalty (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ prior written notice to the Adviser and the Sub-Adviser; (ii) by the Sub-Adviser upon 60 days’ prior written notice to the Adviser and the Fund; or (iii) without notice upon a mutual agreement by both the Adviser and the Sub-Adviser. The Adviser may terminate this Agreement, without payment of any penalty, upon 30 days’ written notice to the Sub-Adviser. For the avoidance of doubt, following delivery of a notice of termination pursuant to this Section 14(b) with respect to this Agreement, the Sub-Adviser will continue to have full discretionary investment and trading authority in accordance with the terms of this Agreement (including, without limitation, Sections 1(a) and 2 hereof) with respect to the Allocated Portion until the effective date of such termination. This Agreement may also be terminated, without the payment of any penalty, by the Adviser immediately upon (1) the material breach by the Sub-Adviser of this Agreement which is not promptly cured pursuant to Section 7 herein; (2) a change in the laws (including tax laws), rules or regulations (including rules and regulations of self-regulatory agencies with jurisdiction over the Fund, the Adviser or the Sub-Adviser) (together, a “Regulatory Change”) applicable to the Fund that, in each case, in the Adviser’s good faith determination after consultation with the Sub-Adviser, could reasonably be expected to result in a material change (including, without limitation, a material increase of expense) in the manner in which the Strategy is implemented or (3) at the discretion of the Adviser, if the Sub-Adviser or any officer, director or key portfolio manager of the Sub-Adviser meaningfully involved in the management of the Allocated Portion is accused in any regulatory, self-regulatory or judicial investigation or proceeding as having materially violated the federal securities laws or having committed a felony.

c.

This Agreement may also be terminated, without the payment of any penalty, by the Sub-Adviser immediately upon any of the following: (i) any change to the Procedures or any instruction from the Adviser, the Board, or any service provider to the Fund or the Trust, in each case that, in the Sub-Adviser’s good faith reasonable discretion, would make it impracticable or unreasonable for the Sub-Adviser to continue to implement the Strategy with respect to the Allocated Portion; (ii) the Adviser’s assumption of direct responsibility for any function delegated to the Sub-Adviser under this Agreement, as provided in Section 2(a); (iii) any Regulatory Change that in the Sub-Adviser’s good faith determination after consultation with the Adviser, could reasonably be expected to result in a material change (including, without limitation, a material increase of expense) in the manner in which the Strategy is implemented or would otherwise make it impracticable or unreasonable for the Sub-Adviser to continue to implement the Strategy with respect to the Allocated Portion; (iv) at the discretion of the Sub-Adviser, if the Adviser or any officer or director of the Adviser meaningfully involved in the affairs of the Fund is accused in any regulatory, self-regulatory or judicial investigation or proceeding as having materially violated the federal securities laws or having committed a felony; or (v) the material breach by the Adviser of this Agreement which is not cured within a reasonable period of time upon the Adviser’s becoming aware of such breach. This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act or the rules thereunder. This Agreement may be amended at any time pursuant to a written amendment signed by the Sub-Adviser and the Adviser, subject to approval by the Board (by majority vote, including approval by a majority of those Trustees that are not “interested persons” of the Trust) and, if required by the 1940 Act or applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities; provided, however, that, notwithstanding the foregoing, this Agreement may be amended or terminated in accordance with any exemptive order issued to the Adviser, the Trust or its affiliates. It is understood that from time to time the Allocated Portion may be zero. This Agreement does not automatically terminate in the event that no Allocated Portion is available for the Sub-Adviser.

d.	Consequences of Termination. In the event of termination of this Agreement, Sections 4, 8, 9, 10, 12(b), 12(e), 16, 20 and 23(b) shall survive such termination of this Agreement. Section 15 of this Agreement shall survive for a period of five (5) years following termination of this Agreement. Termination of this Agreement shall immediately and unconditionally revoke any and all powers of attorney granted to the Sub-Adviser under this Agreement.

15.	Confidentiality.

a.

Except as expressly authorized in this Agreement or as required by applicable law, regulation or court order, each party hereto and its affiliates (each, for purposes of this section, the “Recipient Party”) shall keep confidential and shall not use or disclose, except with the prior written consent of the other party hereto (each, for purposes of this section, the “Disclosing Party”), any and all non-public, proprietary or confidential information concerning the business of the Disclosing Party and/or its affiliates or investors, or potential investors, obtained in connection with the services rendered under this Agreement, including, without limitation, Portfolio Information (as defined in Section 15(b)) (collectively, “Information”); provided that the Recipient Party may make such disclosure to its affiliates and its and its affiliates’ directors, officers, partners, employees, agents, advisors, service providers, potential financing counterparties or representatives (including in the case of each of the foregoing any applicable legal and compliance personnel) (collectively, the “Representatives”) who (i) need to know the Information in connection with this Agreement, (ii) have been informed of the confidential nature of such Information and the restrictions on its use, and (iii) are bound by separate obligations which Recipient Party reasonably believes protects the confidentiality of such information and restricts its use to that which is expressly authorized by this Agreement. The Recipient Party shall be responsible for a breach of this section by any of its Representatives. The Recipient Party agrees that it shall (a) notify the Disclosing Party promptly upon becoming aware of any material breach of such confidentiality obligations or use restrictions by the Recipient Party or any of its Representatives (or, in the case of the Adviser, the Board, the Administrator, the Custodian, or any other counterparties or service providers of the Fund), and (b) use good faith efforts to enforce any applicable confidentiality obligations or use restrictions against such breaching person upon the Disclosing Party’s request. The term “Information” will not include information that (1) is or becomes publicly available other than as a result of a disclosure by the Recipient Party in violation of this section, (2) is or becomes available to the Recipient Party or its Representatives from a source other than the Disclosing Party, which source, to the knowledge of the Recipient Party or its Representatives, does not have an obligation of confidentiality to the Disclosing Party with respect to such information, (3) was already in the Recipient Party’s possession or the possession of its Representatives prior to receiving such information from the Disclosing Party, or (4) is developed independently by the Recipient Party or its Representatives without use of the Information. Notwithstanding anything to the contrary provided elsewhere herein, none of the confidentiality provisions in this Section 15 shall in any way limit the activities of The Blackstone Group L.P. and its affiliates in their businesses distinct from that of the Adviser’s, provided that the Adviser and its Representatives have complied with the provisions of this Section 15 (including with respect to restrictions on the use of Information).

b.	Portfolio Information. As used herein, “Portfolio Information” means confidential and proprietary information regarding the portfolio holdings, investment activity, and characteristics of the Allocated Portion. In addition to the requirements of Section 15(a) above, the Adviser and the Sub-Adviser will restrict access to the Portfolio Information to those employees of the Adviser and the Sub-Adviser or their affiliates or agents who will use it only for purposes reasonably related to the provision of services to the Fund and the Adviser and Sub-Adviser will be obligated to ensure that it is used only for such purposes.

c.

The Sub-Adviser may use Portfolio Information relating to the Allocated Portion for any purpose, including the creation of (i) reports containing the track record, account characteristics, and/or performance attribution for a “representative account” and/or (ii) a “composite” track record, provided that the Fund is not specifically identified by name in connection with such Portfolio Information without the approval in writing by the Adviser. Notwithstanding the foregoing, it is acknowledged and agreed that the Trust and the Adviser shall be permitted to disclose Portfolio Information (presented for the Fund as a whole) to any person, or make such Portfolio Information (presented for the Fund as a whole) publicly available in their sole and absolute discretion; provided, that the Adviser shall not identify the securities and other instruments held in the Allocated Portion as specifically attributable to the Sub-Adviser in any disclosure of such Portfolio Information (except for disclosure to its Representatives) unless otherwise required by law or by a court, government agency, or self-regulatory body with competent jurisdiction over the Fund.

d.	Each of the Adviser and the Sub-Adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Information.

e.	Each Recipient Party acknowledges the global nature of each Disclosing Party’s businesses and the efforts the Disclosing Parties undertake to develop, preserve and protect their Information and their business and competitive advantage and goodwill. Accordingly, each Recipient Party acknowledges and agrees that the restrictions, limitations and obligations in this section are reasonable and necessary for the protection of the legitimate business interests of the Disclosing Parties and their affiliates. Each Recipient Party also acknowledges that the Disclosing Parties would not have entered into this Agreement unless the Recipient Party agreed to such restrictions, limitations and obligations. Each Recipient Party agrees that its (or any of its affiliates’) breach of this Section 15 may cause irreparable injury to the Disclosing Party for which monetary damages may not be adequate, and that, upon any such breach, the Recipient Party shall be entitled to apply for injunctive and/or other equitable relief in addition to any remedies available at law.

f.	Notwithstanding anything expressed or implied in this Agreement to the contrary, each party and its respective employees, representatives, and agents is expressly authorized to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement. This authorization, however, does not confer or imply any rights other than the right to make such unrestricted tax treatment and tax structure disclosures.

16.	Notices.

Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile or e-mail transmission or three days after being deposited for next-day delivery with an internationally recognized overnight international delivery service, properly addressed to the party to receive such notice at the party’s address specified herein, or at any other address that any party may designate by notice to the others.

Sub-Adviser:

D. E. Shaw Investment Management, L.L.C.

1166 Avenue of the Americas

Ninth Floor

New York, New York, 10036

Attention: Head of Investor Relations (with a copy to General Counsel)

Telephone: +1 (212) 478-0890

Fax: +1 (212) 845-1920

E-mail: official-notice@deshaw.com

Adviser:

Peter Koffler

The Blackstone Group L.P.

Blackstone Alternative Investment Advisors LLC

345 Park Avenue, 28th Floor

New York, New York 10154

Fax: (212) 583-5016

with a copy (which does not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attn: James E. Thomas

Fax: 617-235-0483

By Email:

BAIACompliance@blackstone.com

Each party may change its contact information by written notice to the other party.

17.	Severability.

If any provision of this Agreement is held by any court to be invalid, void or unenforceable, in whole or in part, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express, without material change, the original intent of the parties and deletion of such provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

18.	Business Continuity.

The Sub-Adviser shall maintain commercially reasonable business continuity, disaster recovery and backup capabilities and facilities. Upon reasonable request, the Sub-Adviser shall provide to the Adviser access to its written business continuity, disaster recovery and backup plan(s) or sufficient information and written certification regarding such plans to satisfy the Adviser and Fund’s reasonable inquiries and to assist the Fund and the Chief Compliance Officer of the Fund in complying with Rule 38a-1 under the 1940 Act. The Sub-Adviser represents that it tests its plan(s) periodically, and shall, at the Adviser’s request, provide the Adviser with information regarding the results of its testing.

19.	Personnel.

The Sub-Adviser represents that it has or shall, in its reasonable discretion, perform background screening (including review of records as to violent or criminal conduct) of each employee of the Sub-Adviser with substantive investment or oversight authority over the Allocated Portion, including at the time such employee is hired by the Sub-Adviser or at such times as such employee’s duties begin to include such investment or oversight authority.

20.	Limitation on Consultation.

In accordance with Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable law or regulation, the Sub-Adviser is not permitted to consult, with respect to transactions for the Fund in securities or other assets, with any other sub-adviser to the Fund or any sub-adviser to any other portfolio of the Fund or to any other investment company or investment company series for which the Adviser serves as investment adviser. The Sub-Adviser is responsible only for providing advice with respect to the Allocated Portion.

21.	Lists of Affiliated Persons.

Each of the Adviser and the Sub-Adviser shall provide the other party with a list of each entity that is both (i) an “affiliated person”, as such term is defined in the 1940 Act, of the Adviser or the Sub-Adviser, respectively, and (ii) a broker, dealer, or entity that is engaged in the business of underwriting, or a registered investment adviser. Each of the Adviser and the Sub-Adviser agrees promptly to update such list whenever the Adviser or the Sub-Adviser becomes aware of any changes that should be added to or deleted from such list. In addition, the Sub-Adviser shall provide the Adviser, no less frequently than annually, with a list of each person who is an “affiliated person”, as such term is defined in the 1940 Act, of the Sub-Adviser.

22.	Cooperation.

Each party shall cooperate reasonably with the other party for purposes of filing any required reports and responding to regulatory requests, in each case with respect to the Fund, with the SEC or such other regulator having appropriate jurisdiction. Each party will work in good faith with the other party and the Fund’s service providers to ensure the orderly daily operation of the Fund (including, without limitation, assisting with preparation of regulatory filings and responding to regulatory requests).

23.	Miscellaneous.

a.	Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of New York, without regard to conflicts-of-laws principles.

b.	Venue; Jurisdiction; Service of Process. Any dispute arising under this Agreement shall be brought exclusively in the courts of the State of New York or the United States District Court, in each case located in the Borough of Manhattan in New York City. Each party irrevocably submits to the exclusive jurisdiction of such courts, waives any objection that it may have at any time to the laying of venue of any proceeding brought in any such court, waives any claim that such proceeding has been brought in an inconvenient forum, and waives the right to object that such court does not have jurisdiction over such party with respect to such proceeding.

c.	Waiver of Trial by Jury. EACH PARTY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT AND WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

d.	Appendix Part of Agreement. For the avoidance of doubt, it is acknowledged and agreed that the Appendix appended hereto forms a part of this Agreement. All defined terms used in this Agreement have the same meanings when used in the Appendix hereto.

e.	Captions / Headings. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

f.	Joint Negotiation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the parties intend that this Agreement be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

g.	Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

h.	Miscellaneous. All words used herein shall be construed to be of such gender or number as the circumstances require. The words “herein,” “hereby,” “hereof” and

“hereto,” and words of similar import, refer to this Agreement in its entirety (including the Appendices hereto) and not to any particular paragraph, clause or other subdivision, unless otherwise specified. The word “including” shall mean “including without limitation” unless otherwise specified.

24.	Waiver

A failure or delay in exercising any right with respect to this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right will not be presumed to preclude any subsequent or further exercise of that right or the exercise of any other right. Any waiver of any provision of this Agreement may be granted only through the execution and delivery of a written instrument expressly granting such waiver by the person holding the right being waived. Any waiver will be effective solely in the instance given, will not apply in any other instance, and will not imply any other waiver.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the dates set forth below and effective as of the day and year first above written.

BLACKSTONE ALTERNATIVE INVESTMENT ADVISORS LLC

By:	/s/ Peter Koffler	Date:	October 5, 2015
Name:	Peter Koffler
Authorized Signatory

D. E. SHAW INVESTMENT MANAGEMENT, L.L.C.

By:	/s/ Anne Dinning	Date:	October 5, 2015
Name:	Anne Dinning
Authorized Signatory